Exhibit 99.1

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Withdrawal of

Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of

Certificate of Designation

for Nevada Profit Corporations

(PURSUANT TO NRS 78.1955(6))

1. Name of corporation:

MEDYTOX SOLUTIONS, INC.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

SEE ATTACHED

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

x /s/ William Forhan

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees.

Nevada Secretary Of State Withdrawal of Designation

Revised 3-12-09

RESOLUTIONS TO CERTIFICATE OF WITHDRAWAL OF

CERTIFICATE OF DESIGNATION

OF

MEDYTOX SOLUTIONS, INC.

WHEREAS, the Corporation filed on November 3, 2011 a Certificate of Designation (the "Certificate of Designation") with regard to shares of Series "A" Convertible Preferred Stock, par value $.0001 per share (the "Series "A" Preferred Stock");

WHEREAS, there are no shares of Series "A" Preferred Stock outstanding; and WHEREAS, the Corporation desires to withdraw the Certificate of Designation.

NOW THEREFORE, BE IT, AND IT HEREBY IS

RESOLVED, that the Certificate of Designation be, and it hereby is, withdrawn and it shall be of no force or effect; and it is further

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, in the name and on behalf of the Corporation, to take any and all action which they may deem necessary or advisable in order to effect the withdrawal of the Certificate of Designation including executing and filing a Certificate of Withdrawal with the Secretary of State of the State of Nevada; and it is further

RESOLVED, that the Corporation does hereby ratify and confirm, as the act and deed of the Corporation, any and all actions heretofore taken on behalf of the Corporation by any and all officers, directors or agents of the Corporation in connection with the foregoing resolutions; and it is further

RESOLVED, that any director or officer of the Corporation or any agent or attorney-in-fact of the Corporation authorized and appointed by any of the foregoing, be, and each hereby is, authorized, empowered and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be executed and delivered, for and in the name and on behalf of the Corporation, such other agreements, instruments and documents, as such person may deem appropriate in order to effect the purpose and intent of the foregoing resolutions (as conclusively evidenced by the taking of such action, or the execution and delivery of such agreements, instruments and documents, as the case may be).